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Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

(Dollars in thousands, except per share data)

                                                            Three Months        Three Months
                                                               Ended               Ended
                                                             March 31,           March 31,
                                                                1996                1997
                                                           --------------      --------------
Net loss                                                   $        (900)      $      (2,592)
Accretion and dividends on preferred stock                           ---                  64
                                                           --------------      --------------
Net loss attributable to common shareholders               $        (900)      $      (2,656)
                                                           ==============      ==============
Net loss per common share                                  $       (0.35)      $       (0.51)
                                                           ==============      ==============
Weighted average common and common equivalent
  shares outstanding during the period (1)                     2,400,000           5,184,067

Effect of conversion of preferred stock
  issued within one year of the offering                         203,385                 ---
                                                           --------------      --------------
Shares used in calculating net loss per common
  share                                                        2,603,385           5,184,067
                                                           ==============      ==============

(1) The weighted average common shares outstanding has been retroactively restated for the effect of the 2,400 for 1 stock split which occurred in October 1996.